FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0454522013-9
Secretary of State State Of Nevada	Filing Number 20244161083
	Filed On 07/01/2024 14:21:24 PM
	Number of Pages 15

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1.Name of Nevada entity as last recorded in this office:

Blackwell 3D Construction Corp.

2. The articles are: (mark only one box) ☑ **Restated** ☐ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☑ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: **07/01/2024**
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☐ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: **07/01/2024** Time:

(must not be later than 90 days after the certificate is filed)

*This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Filed in the Office of	Business Number E0454522013-9
	Filing Number 20244161083
Secretary of State State Of Nevada	Filed On 07/01/2024 14:21:24 PM
	Number of Pages 15

AMENDED ARTICLES OF INCORPORATION

OF

BLACKWELL 3D CONSTRUCTION CORP.

Blackwell 3D Construction Corp., (the "Corporation") incorporated under the laws of the state of Nevada on July 10, 2014, hereby amends its Articles of Incorporation, pursuant to Section 78.207, Section 78.390, and Section 78.403 of the Nevada Revised Statutes.

A. The original Articles of Incorporation of the Corporation were filed with the Nevada Secretary of State on July 10, 2014, as part of the Articles of Merger filed on that date;

B. On March 16, 2022, the Corporation filed a Certificate of Amendment with the Nevada Secretary of State; and,

C. On September 9, 2023, the Corporation filed Amended & Restated Articles of Incorporation with the Nevada Secretary of State;

D. On October 17, 2023, the Corporation filed Certificate of Amendment with the Nevada Secretary of State;

E. On April 11, 2023, the Corporation filed Certificate of Designation with the Nevada Secretary of State;

F. *The following Amended Articles of Incorporation are being amended solely to consolidate the aforementioned amendments, restatements, and designations of preferred stock of the Corporation into a single constituent document, and other than consolidating the Articles of Incorporation into a single constituent document and amending requisite Section numbers, no other changes, amendments, restatements, or designations are being made hereby;*

G. These Amended Articles of Incorporation have been duly adopted in accordance with the provisions of the NRS by the Board of Directors and shareholders of the Corporation; and,

H. The Corporation's existing Articles of Incorporation, as amended, to read as follows:

ARTICLE I – NAME

1.1 The name of the Corporation is **Blackwell 3D Construction Corp.**

ARTICLE II – DURATION

2.1 The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III – PURPOSE; REGISTERED AGENT

3.1 Purpose. The purpose for which the Corporation is organized is to engage in any lawful activity within or outside of the State of Nevada.

3.2 Corporate Offices. The Corporation may also maintain offices at such other places within or outside of the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and shareholders may be held outside the State of Nevada with the same effect as if held in the State of Nevada.

3.3 Registered Agent. The address, including street, number, city, and county, of the registered office of the Corporation in the State of Nevada is 701 S. Carson Street, Suite 200, Carson City, NV 89701, and the name of the registered agent of the Corporation in the State of Nevada at such address is VCorp Services LLC. The Corporation hereby designates VCorp Services LLC to accept service of process within the State of

Nevada on behalf of the Corporation.

ARTICLE IV – BOARD OF DIRECTORS

4.1 The Board of Directors of the Corporation shall consist of such number of persons, not less than one, as shall be determined in accordance with the bylaws from time to time.

ARTICLE V - CAPITAL STOCK

5.1 Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is Seven Hundred Million (700,000,000) shares, consisting of (a) Six Hundred Million (600,000,000) shares of Common Stock, par value $0.00001 per share (the "Common Stock") and (b) One Hundred Million (100,000,000) shares of preferred stock, par value $0.00001 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:

5.2 Common Stock. Each share of Common Stock shall have, for all purposes, one (1) vote per share. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common St ock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

5.3 Preferred Stock. The Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock:

(a) may have such voting powers, full or limited, or may be without voting powers;

(b) may be subject to redemption at such time or times and at such prices as determined by the Board of Directors;

(c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any o ther series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments;

(f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

5.4 Class A Preferred Shares. The total number of shares of Class A Preferred Shares this Corporation is authorized to issue is Ten Million (10,000,000), with a stated par value of $0.00001 per share. The designations, powers, preferences, rights, and restrictions granted or imposed upon the Class A Preferred Shares and holders thereof are as follows:

5.4.1 Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Company to the Holders of any Junior Stock by reason of their ownership of such stock an amount per share for each share of Series A Preferred Stock held by them equal to the sum of the Liquidation Preference. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the Holders of the Series A Preferred Stock are insufficient to permit the payment to such Holders of the full amounts specified in this Section then the entire remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the Holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section.

(b) Remaining Assets. After the payment to the Holders of Series A Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the Holders of the Junior Stock in proportion to the number of shares of Junior Stock, and the terms of such Junior stock, held by them.

(c) Valuation of Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then th e value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Company by another entity, the Distribution date shall be deemed to be the date such transaction closes.

5.4.2 Conversion.

(a) Conversion Ratio. The "Conversion Ratio" The "Conversion Ratio" per share of the Series A Preferred Stock in connection with any Conversion shall be at a ratio of 1:20, meaning every (1) one Preferred A share shall convert into 20 shares of Common Stock of the Company (the "Conversion"). Holders of Class A Preferred Shares shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule or regulation), to convert any or all their shares of the Class A Preferred Shares into Common Stock at the Conversion Ratio.

(b) Taxes. The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name

other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid. The Company shall withhold from any payment due whatsoever in connection with the Series A Preferred Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent an opinion from Holder's accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

(c) Fractional Shares. If any Conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted pursuant to each Conversion), such fractional share shall be rounded up to the nearest whole share and the Holder shall be entitled to receive, in lieu of the final fraction of a share, one additional whole share of Common Stock.

(d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for s uch purpose.

(e) Effect of Conversion. On any Conversion Date, all rights of any Holder with respect to the shares of the Series A Preferred Stock so converted, including the rights, if any, to receive distributions of the Company's assets (including, but not limited to, the Liquidation Preference) or notices from the Company, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of Common Stock into which such shares of the Series A Preferred Stock have been converted.

5.4.3 Voting. The Holder of each share of Series A Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such holder; and, (b) by 100. Such voting calculation is hereby authorized by the Company and the Company acknowledges such calculation may result in the total number of possible votes cast by the Series A Holders and all other classes of the Company's common stock in any given voting matter exceeding the total aggregate number of shares which this Company shall have authority to issue. With respect to any shareholder vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Series A Preferred Stock shall vote together with all other classes and series of common and preferred stock of the Company as a single class on all actions to be taken by the Common Stock shareholders of the Company, except to the extent that voting as a separate class or series is required by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

5.4.4 Redemption. The Series A Preferred Stock shall have no redemption rights.

5.4.5 Protective Provisions. In addition to any other rights provided by law, at any time any shares of Series A Preferred Stock are outstanding, as a legal party in interest, the Company, through action directly initiated by the Company's Board of Directors or indirectly initiated by the Company's Board of Directors through

judicial action or process, including any action by the shareholders of the Company's Common Stock, shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions without first obtaining the affirmative written consent of 100% of the Series A Holders:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

(b) Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, but excluding a stock split or reverse stock split of the Company's Common Stock or Preferred Stock;

(c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock;

(d) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation;

(e) Amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Company; or

(f) Designate any new class of preferred stock, nor sell or issue in any way, shape or form, any additional shares of preferred stock other than shares in those classes of preferred stock already so designated as of the date hereof, including but not limited to, any shares of preferred stock which are, as of the date hereof authorized but of which no shares are issued or outstanding.

For clarification, issuances of additional authorized shares of Series A Preferred under the terms herein shall not require the authorization or approval of the existing shareholders of any other class of preferred Stock.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock. The Company may also designate and issue additional series of preferred stock from time to time in the sole discretion of the Company's Board of Directors, which such rights, privileges, preferences and limitations shall be determined by the Company's Board of Directors in its sole discretion, and which designations and issuances shall not require the approval of the holders of the Series A Preferred Stock.

5.5 Series B Preferred Stock; Designation & Amount. There shall be a class of Series B Preferred Stock that shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares (the "Shares") constituting such class shall be 10,000,000, par value $0.50. The rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock shall be as set forth herein:

5.5.1 Issuance of Shares. Each Share of Series B Preferred Stock shall be issuable by a vote of a majority of the Board of Directors.

5.5.2 Dividends. Distributions may be paid on the Series B Preferred Stock as and when declared by the Board of Directors, subject, however, to the prior and superior rights of the holders of senior securities, if any. In addition, the Holders of record shall be entitled to receive (without regard to the limitations on the conversion of the Series B Preferred Stock contained in this Certificate of Designation), as, when, and if declared by the Board of Directors, Distributions in the same per share amount as paid on the Common Stock, and no Distributions shall be payable on junior securities or parity securities unless an identical distribution is payable at the same time on the Series B Preferred Stock.

5.5.3 Rank and Liquidation.

(a) Rank. With respect to the distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, all Shares of the Series B Preferred Stock shall rank senior

to all Common Stock and any other class of securities that is specifically designated as junior to the Series B Preferred Stock ("Junior Securities").

(b) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof.

5.5.4 Hold Period. Holders of the Series B Preferred Stock must hold their Preferred shares for a period one (1) year prior to converting their Series B Preferred Shares to Common Shares, as set forth herein.

5.5.5 Conversion. Holders of Series B Preferred Shares shall have the right, exercisable as per the limitations as set forth in Section 5.5.5(f) hereof, (unless otherwise prohibited by law, rule or regulation), to convert any or all their shares of the Series B Preferred Shares into Common Stock at a conversion ratio of one (1) share of Series B Preferred Shares for one (1) share of Common Stock of the Company ("Conversion Ratio"), such conversion is subject to the following adjustments, terms, and conditions of this Section.

(a) Conversion Mechanics. A holder may elect to convert any or all of such holder's shares of Series B Preferred Stock into a number of shares of Common Stock at the Conversion Ratio, at any time in whole or from time to time in part upon written notice delivered to the Company (at the registered office of the Company or at any office of any agent or agents of the Company, as may be designated by the Board of Directors, who shall provide prompt notice of such designation to the holders) specifying the number of shares of Series B Preferred Stock such holder is electing to convert ("Conversion Notice"), accompanied by, if applicable, the duly endorsed certificate or certificates evidencing outstanding shares of Series B Preferred Stock ("Certificate(s)" and together with the Conversion Notice, the "Conversion Documents"). The conversion date for such conversion shall be the date on which the Company actually receives the Conversion Documents (the "Conversion Date") and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

(b) Delivery. Upon receipt by the Company of the Conversion Documents, the Company shall, as soon as practicable, but in any event within five Trading Day thereafter, send, via email, a confirmation of receipt and copies of such Conversion Documents to such holder and to the Company's Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and as soon as practicable following the Conversion Date and (A) provided the Transfer Agent is participating in the The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such holder shall be entitled to such holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if such holder elected (in the Conversion Notice) to not have the shares of Common Stock credited to such holder's balance account with DTC, issue and deliver, to the address as specified in the Conversion Notice, one or more certificates representing shares of Common Stock to which such holder shall be entitled. In the event less than all of the shares of Series B Preferred Stock represented by a Certificate are being converted into Common Stock by the holder, a new Certificate, of like tenor, at the Company's sole cost and expense, shall be issued and delivered to the holder representing the number of such shares of Series B Preferred Stock that are not being converted.

(c) Post-Conversion. From, and after the Conversion Date, the shares of Series B Preferred Stock to be converted on such Conversion Date will no longer be deemed to be outstanding and all rights of the holder as holder (except the right to receive the Common Stock upon conversion) shall cease and terminate with respect to such shares; provided that a holder shall be entitled to receive any distributions that were declared prior to, but remain unpaid as of, the Conversion Date; provided further that in the event that a share of Series B Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein.

(d) Remedies. The Company acknowledges that a breach by it of its obligations under this Section will cause irreparable harm to a holder. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section, that a holder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance, without the necessity of showing economic loss and without any bond or other security being required.

(e) Reservation of Shares Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series B Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock that would be issuable upon the full conversion of all outstanding Series B Preferred Stock, without regard to any limitations on conversions contained in this Certificate of Designation (the "Required Reserve Amount"). If at any time while any shares of Series B Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series B Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the shares of Series B Preferred Stock then outstanding.

(f) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designation, the shares of Series B Preferred Stock held by a holder shall not be convertible by such holder to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.9% (the "4.9 Maximum Percentage") of the Common Stock. To the extent the above limitation applies, the determination of whether the shares of Series B Preferred Stock held by such holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such holder and its affiliates) shall, subject to such 4.9 Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a holder to convert shares of Series B Preferred Stock pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of convertibility. For purposes of this Section , beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Act and the rules and regulations promulgated thereunder. The provisions of this Section shall be implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended 4.9% Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9 Maximum Percentage limitation. The limitations contained in this Section shall apply to a successor holder of shares of Series B Preferred Stock. The holders of Common Stock shall be third party beneficiaries of this Section and the Company may not amend or waive this Section without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a holder, the Company shall within one (1) Business Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock.

5.5.6 Voting Rights. The Holder of the Series B Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Company's Common Stock, and on all such matters, the share of Series B Preferred Stock shall be entitled to that number of votes as determined by multiplying the number of shares of Series B Preferred Stock held by such Holder, by one (1). The Holder of the Series B Preferred Stock shall vote together with the holders of Common Stock as a single class. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series B Preferred Stock shall vote together with the holders of Common Stock without

regard to class, except as to those matters on which separate class voting is required by applicable law, Articles of Incorporation, or By-laws.

5.5.7 Redemption. The Series B Preferred Stock is Non-Redeemable and Non-Callable.

5.5.8 Adjustment. In the event that the Company shall, at any time after the issuance of any share of Series B Preferred Stock, (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide or effectuate any stock-split of the outstanding Common Stock or (c) combine or recapitalize the outstanding Common Stock into a different number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series B Preferred Stock.

5.5.9 Consolidation, Merger, Etc. In the event the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed into preferred stock of the surviving Company with the same rights and preferences as the Series B Preferred Stock.

5.5.10 Protective Provisions. So long as any shares of Series B Preferred Stock are issued and outstanding, the Company will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding shares of Series B Preferred Stock, (a) issue additional amounts or classes of senior securities, (b) modify the terms of the Series B Preferred Stock so as to significantly and adversely affect its rights or preference, as reasonably determined by the Holders, (c) liquidate, dissolve or wind-up the business and affairs of the Company in any form of transaction, or consent to any of the foregoing, (d) pay dividends when preferred dividends on the Series B Preferred Stock are in arrears or (e) take any other action which, under the laws of Nevada or any other applicable law, requires the prior approval (by vote or written consent) of the Series B Preferred Stock voting as a separate class.

5.6 Series C Preferred Stock; Designation and Amount. There shall be a class of Series C Preferred Stock that shall be designated as "Series C Preferred Stock" (the "Series C Preferred Stock") and the number of shares (the "Shares") constituting such class shall be 10,000,000, par value $0.70. The rights, preferences, powers, restrictions and limitations of the Series C Preferred Stock shall be as set forth herein:

5.6.1 Issuance of Shares. Each Share of Series C Preferred Stock shall be issuable by a vote of a majority of the Board of Directors.

5.6.2 Dividends; Voluntary Dividends. Distributions may be paid on the Series C Preferred Stock as and when declared by the Board of Directors, subject, however, to the prior and superior rights of the holders of senior securities, if any. In addition, the Holders of record shall be entitled to receive (without regard to the limitations on the conversion of the Series C Preferred Stock contained in this Certificate of Designation), as, when, and if declared by the Board of Directors, Distributions in the same per share amount as paid on the Common Stock, and no Distributions shall be payable on junior securities or parity securities unless an identical distribution is payable at the same time on the Series C Preferred Stock.

5.6.3 Rank and Liquidation.

(a) Rank. With respect to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all Shares of the Series C Preferred Stock shall rank senior to all Common Stock and pari passu to the Series B Preferred Stock.

(b) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof.\

5.6.4 Hold Period. Holders of the Series C Preferred Stock must hold their Preferred shares for a period six (6) months prior to converting their Series C Preferred Shares to Common Shares, as set forth herein.

5.6.7 Conversion. Holders of Series C Preferred Shares shall have the right, exercisable as per the limitations as set forth in Section hereof, (unless otherwise prohibited by law, rule or regulation), to convert any or all their shares of the Series C Preferred Shares into Common Stock at a conversion ratio of one (1) share of Series C Preferred Shares for one (1) share of Common Stock of the Company ("Conversion Ratio"), such conversion is subject to the following adjustments, terms, and conditions of this Section.

(a) Conversion Mechanics. A Holder may elect to convert any or all of such Holder's shares of Series C Preferred Stock into a number of shares of Common Stock at the Conversion Ratio, at any time in whole or from time to time in part upon written notice delivered to the Company (at the registered office of the Company or at any office of any agent or agents of the Company, as may be designated by the Board of Directors, who shall provide prompt notice of such designation to the Holders) specifying the number of shares of Series C Preferred Stock such Holder is electing to convert ("Conversion Notice"), accompanied by, if applicable, the duly endorsed certificate or certificates evidencing outstanding shares of Series C Preferred Stock ("Certificate(s)" and together with the Conversion Notice, the "Conversion Documents"). The conversion date for such conversion shall be the date on which the Company actually receives the Conversion Documents (the "Conversion Date") and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

(b) Delivery. Upon receipt by the Company of the Conversion Documents, the Company shall, as soon as practicable, but in any event within five Trading Day thereafter, send, via email, a confirmation of receipt and copies of such Conversion Documents to such Holder and to the Company's Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and as soon as practicable following the Conversion Date and (A) provided the Transfer Agent is participating in the The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if such Holder elected (in the Conversion Notice) to not have the shares of Common Stock credited to such Holder's balance account with DTC, issue and deliver, to the address as specified in the Conversion Notice, one or more certificates representing shares of Common Stock to which such Holder shall be entitled. In the event less than all of the shares of Series C Preferred Stock represented by a Certificate are being converted into Common Stock by the Holder, a new Certificate, of like tenor, at the Company's sole cost and expense, shall be issued and delivered to the Holder representing the number of such shares of Series C Preferred Stock that are not being converted.

(c) Post-Conversion. From, and after the Conversion Date, the shares of Series C Preferred Stock to be converted on such Conversion Date will no longer be deemed to be outstanding and all rights of the Holder as Holder (except the right to receive the Common Stock upon conversion) shall cease and terminate with respect to such shares; provided that a Holder shall be entitled to receive any distributions that were declared prior to, but remain unpaid as of, the Conversion Date; provided further that in the event that a share of Series C Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Series C Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein.

(d) Remedies. The Company acknowledges that a breach by it of its obligations under this Section will cause irreparable harm to a Holder. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section , that a Holder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance, without the necessity of showing economic loss and without any bond or other security being required.

(e) Reservation of Shares Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series C Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock that would be issuable upon the full conversion of all outstanding Series C Preferred Stock, without regard to any limitations on conversions contained in this Certificate of Designations (the "Required Reserve Amount"). If at any time while any shares of Series C Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series C Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the shares of Series C Preferred Stock then outstanding.

(f) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designation, the shares of Series C Preferred Stock held by a Holder shall not be convertible by such Holder to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own in excess of 9.9% (the "9.9 Maximum Percentage") of the Common Stock. To the extent the above limitation applies, the determination of whether the shares of Series C Preferred Stock held by such Holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such Holder and its affiliates) shall, subject to such 9.9 Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a Holder to convert shares of Series C Preferred Stock pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of convertibility. For purposes of this Section, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Act and the rules and regulations promulgated thereunder. The provisions of this Section shall be implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended 9.9 Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 9.9 Maximum Percentage limitation. The limitations contained in this Section shall apply to a successor holder of shares of Series C Preferred Stock. The holders of Common Stock shall be third party beneficiaries of this Section and the Company may not amend or waive this Section without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock.

5.6.8 Voting Rights. The Holder of the Series C Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Company's Common Stock, and on all such matters, the share of Series C Preferred Stock shall be entitled to that number of votes as determined by multiplying the number of shares of Series C Preferred Stock held by such Holder by one (1). The Holder of the Series C Preferred Stock shall vote together with the holders of Common Stock as a single class. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series C Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law, Articles of Incorporation, or By-laws.

5.6.9 Redemption. The Series C Preferred Stock is Non-Redeemable and Non-Callable.

5.6.10 Adjustment. In the event that the Company shall, at any time after the issuance of any Share of Series C Preferred Stock, (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide or effectuate any stock-split of the outstanding Common Stock or (c) combine or recapitalize the

outstanding Common Stock into a different number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding Shares of Series C Preferred Stock.

5.6.11 Consolidation, Merger, Etc. In the event the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Shares of Series C Preferred Stock shall at the same time be similarly exchanged or changed into preferred stock of the surviving Company with the same rights and preferences as the Series C Preferred Stock.

5.6.12 Protective Provisions. So long as any shares of Series C Preferred Stock are issued and outstanding, the Company will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding shares of Series C Preferred Stock, (a) issue additional amounts or classes of Senior Securities, (b) modify the terms of the Series C Preferred Stock so as to significantly and adversely affect its rights or preference, as reasonably determined by the Holders, (c) liquidate, dissolve or wind-up the business and affairs of the Company in any form of transaction, or consent to any of the foregoing, (d) pay dividends when preferred dividends on the Series C Preferred Stock are in arrears or (e) take any other action which, under the laws of Nevada or any other applicable law, requires the prior approval (by vote or written consent) of the Series C Preferred Stock voting as a separate class.

5.7 Assumption. Upon the occurrence of any Reorganization, the Company shall cause the Surviving Party to, and the Surviving Party shall, be substituted for the Company (so that from and after the date of such Reorganization, the provisions of this Certificate of Designations referring to the "Company" shall refer instead to such Surviving Party) and succeed to and assume all of the obligations, rights and powers of the Company under this Certificate of Designations with the same effect as if such Surviving Party had been named as the Company herein with respect to the shares of Series B Preferred Stock and Series C Preferred Stock of any Holder who elects such assumption. Upon consummation of such Reorganization, the Surviving Party shall deliver to each Holder that (a) did not elect to treat such Reorganization (if such Reorganization constitutes a Change in Control) as a Deemed Liquidation with respect to all such Holder's shares of Series B Preferred Stock and Series C Preferred Stock and (b) elected to have such Surviving Party succeed to the Company's obligations hereunder, confirmation that there shall be issued upon conversion of the shares of Series B Preferred Stock and Series C Preferred Stock at any time after the consummation of such Reorganization, in lieu of the shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock and Series C Preferred Stock prior to such Reorganization, such shares of common stock (or their equivalent) of the Surviving Party, as adjusted to reflect the value of such Reorganization, in accordance with the provisions of this Certificate of Designations. The provisions of this Section 4 shall apply similarly and equally to successive Reorganizations and shall be applied without regard to any limitations on the conversion of the shares of Series B Preferred Stock and Series C Preferred Stock.

5.8 Taxes. If the Company believes that it is required to make a deduction or withholding for or on account of tax from a payment due to a Holder under this Certificate of Designations (or that there is a change in the rate or the basis of such deduction or withholding), the Company shall notify the affected Holders promptly and provide such Holders with a reasonable opportunity to provide any necessary information that may enable the Holders to avoid such deduction or withholding. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new Certificate for any shares of Series B Preferred Stock and Series C Preferred Stock not converted, except for any documentary, stamp or similar issue or transfer tax due because any shares of Common Stock or Series B Preferred Stock and Series C Preferred Stock are issued in a name other than the name of the converting Holder.

5.9 Notices. Any notice required by the provisions hereof to be given must be made in writing and will be deemed delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one Business Day after deposit with an overnight courier service or (iv) five days after being sent by certified or registered mail, in each case properly addressed to the party to receive such notice.

5.10 Record Holders. To the fullest extent permitted by law, the Company will be entitled to recognize the Holder of record as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it will have express or other notice thereof.

5.11 No Preemptive Rights. Except as otherwise set forth in any agreement with the Company, no share of Series B Preferred Stock and Series C Preferred Stock has any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

5.12 Other Rights. The shares of Series B Preferred Stock and Series C Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

5.13 Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock and Series C Preferred Stock set forth herein may be waived on behalf of a holder of Shares in its sole discretion.

5.14 Assignment. Each Holder of Series B Preferred Stock and Series C Preferred Stock shall be entitled to transfer some or all of its Shares to one or more affiliated partnerships or funds managed by it or any of such holder's respective directors, officers or partners; provided, however, that any such transferee agrees in writing to be subject to the identical terms of any conversion and/or related agreements entered into by the holder thereof in connection with the issuance of the transferred Shares with the unanimous consent of the Board of Directors, which consent will not be unreasonably withheld.

ARTICLE VI - NO FURTHER ASSESSMENTS

6.1 The capital stock, after the amount of the subscription price determined by the Board of Directors has been paid in money, property, or services, as the Directors shall determine, shall be subject to no further assessment to pay the debts of the Corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of Incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 6.

ARTICLE VII - NO PREEMPTIVE RIGHTS

7.1 Except as otherwise set forth herein, none of the shares of the Corporation shall carry with them any preemptive right to acquire additional or other shares of the Corporation and no holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities.

ARTICLE VIII - NO CUMULATIVE VOTING

8.1 There shall be no cumulative voting of shares.

ARTICLE IX –
ELECTION NOT TO BE GOVERNED BY PROVISIONS OF NRS 78.411 TO 78.444.

9.1 The Corporation, pursuant to NRS 78.434, hereby elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive.

ARTICLE X –
INDEMNIFICATION OF OFFICERS AND DIRECTORS

10.1 Indemnification of Officers and Directors. The Corporation shall indemnify its directors, officers, employees, fiduciaries and agents to the fullest extent permitted under the Nevada Revised Statutes.

10.2 Indemnification Rights. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer o f the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

10.3 Changes to Indemnification Rights; Insurance. Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify suc h person.

10.4 Exemption for Private Property. The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.

10.5 No Personal Liability. No director, officer or shareholder shall have any personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for:

(a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b) The payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

ARTICLE XI – AMENDMENT OF ARTICLES OF INCORPORATION

11.1 The Articles of Incorporation of the Corporation may be amended from time to time by a majority vote of all shareholders voting by written ballot in person or by proxy held at any general or special meeting of shareholders upon lawful notice.

The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors in accordance with Sections 78.207 and 78.390 of the Nevada Revised Statutes.

The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required written consent of Shareholders in accordance with Sections 78.209 and 78.390 of the Nevada Revised Statues. The number of shares voting in favor of the Amended and Restated Articles of Incorporation were 37,340,000 shares, representing approximately 65.51% of the issued and outstanding common stock of the Corporation. The percentage of vote required was more than 50%.

IN WITNESS WHEREOF, I have hereunto set my hands this 1st day of July 2024, hereby declaring and certifying

that the facts stated hereinabove are true.

/s/ ______________________

By: Mohammedsaif Zaveri

Its: Chief Executive Officer